SHARE PURCHASE AGREEMENT

between

IDEANOMICS, INC.

and

J.P.L HOLDING COMPANY LTD.

dated as of

December 22, 2023

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SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this "Agreement"), dated as of December 22, 2023, is entered into between Ideanomics, Inc., a corporation incorporated under the laws of Nevada ("Seller") and J.P.L Holding Company, a corporation incorporated under the laws of Alberta ("Purchaser"). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.
Recitals
WHEREAS, Seller owns all the issued and outstanding shares (the "Shares") in the capital of US Hybrid Corporation, a corporation incorporated under the laws of Delaware (the "Corporation"); and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Purchase and sale
Section 1.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.05 of this Agreement), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of any, and all, pledges, liens, security interests, adverse claims or other encumbrances (each, an "Encumbrance").
Section 1.02Purchase Price. The aggregate purchase price for the Shares shall be equal to the sum of five million dollars (USD$ 5,000,000.00) (the "Purchase Price"). Prior to the execution of this Agreement, the Purchaser has paid an initial deposit of one million five hundred thousand dollars (USD$ 1,500,000.00) of the Purchase Price to the Seller (the “Deposit”).
Section 1.03Transactions to be Effected at the Closing
(a) At the Closing:
(i)the Purchaser shall deliver the three million eight hundred fifty thousand dollars (USD$ 3,850,000.00) to to Seller at Closing.,
(ii)all other agreements, documents, instruments or certificates required to be delivered by Purchaser under this Agreement.
(b) At the closing, Seller shall deliver to Purchaser:
(i)share certificates representing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by share transfers or other instruments of transfer duly executed in blank; and
(ii)resignations of [all directors and officers of the Corporation/those directors and officers listed in Section 1.03(b)(ii) of the Disclosure Schedules].

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Section 1.04[LEFT INTENTIONALLY BLANK [ADJUSTMENTS]]
Section 1.05Closing. The purchase and sale of the Shares contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on December 29, 2023 (the "Closing Date") at a closing at the offices of Loopstra Nixon LLP or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. In the event the Closing has not occurred on the Closing Date, the Deposit shall be refunded to the Purchaser by the Seller on the Closing Date.
ARTICLE II
Representations and Warranties of Seller
Seller represents and warrants to Purchaser that the statements contained in this ARTICLE II are true and correct as of the date hereof. For purposes of this ARTICLE II, "Seller's Knowledge, "Knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of the Seller, after due inquiry.
Section 1.01Corporate Status; Authorization; Enforceability. The Seller is a corporation incorporated and existing under the laws of Nevada, the Corporation is a corporation incorporated and existing under the laws of Delaware, and both the Seller and Corporation have not been discontinued or dissolved under such laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Seller has the corporate power and capacity to enter into this Agreement and the documents to be delivered hereunder and to consummate the transactions contemplated hereby. The Corporation has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 2.01 of the Disclosure Schedules sets forth each jurisdiction in which the Corporation is licensed or registered to carry on business, and the Corporation is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by law to be submitted by it to any governmental authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary.
The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser), this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.
Section 1.02Capitalization
(a)The authorized capital of the Corporation consists of 3,000 common shares, of which 3,000 Shares are issued and outstanding and constitute the Shares. All the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and Seller is the registered and beneficial owner of the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all the Shares, free and clear of all Encumbrances.

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(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Corporation or obligating Seller or the Corporation to issue or sell any shares of, or any other interest in, the Corporation. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. The Corporation does not own or have any interest in any shares or have securities, or another ownership interest, in any other person or entity.
Section 1.03No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:
(a)violate or conflict with the articles of incorporation, by-laws or unanimous shareholder agreement of Seller or the Corporation;
(b)violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Corporation;
(c)conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Corporation is a party; or
(d)result in the creation or imposition of any Encumbrance on any properties or assets of the Corporation.
No consent, approval, waiver or authorization is required to be obtained by Seller or the Corporation from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 1.04Financial Statements. Complete copies of the Corporation's audited consolidated financial statements consisting of the balance sheet of the Corporation as at December 31 in each of the years 2021[ 2022 (the "Balance Sheet") and the related statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the years then ended (the "Annual Financial Statements"), and unaudited reviewed interim financial statements consisting of the balance sheet of the Corporation as at September 30, 2023 and the related statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the three-month period then ended (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements") have been delivered to Purchaser. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Corporation, and fairly present the financial condition of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods indicated.

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Section 1.05Undisclosed Liabilities. To the best of the knowledge of the Corporation’s Officers, the Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, the "Liabilities"), except those that:
(a)are adequately reflected or reserved against in the Balance Sheet; and
(b)have been incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and that are not, individually or in the aggregate, material in amount.
Section 1.06Absence of Certain Changes, Events and Conditions. Since the date of the Balance Sheet and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Corporation, any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Corporation;
(b)amendment of the articles, by-laws, unanimous shareholder agreement or other constating documents of the Corporation;
(c)declaration or payment of any dividends or distributions on or in respect of any shares in the Corporation or redemption, retraction, purchase or acquisition of its shares;
(d)material change in any method of accounting or accounting practice of the Corporation, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(e) entry into any contract that would constitute a Material Contract;
(f)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(g)transfer, assignment, sale or other disposition of any assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
(h)transfer, assignment or grant of any licence or sublicence of any material rights under or with respect to any Corporate IP;
(i)material damage, destruction or loss (whether or not covered by insurance) to its property;
(j)any capital investment in, or any loan to, any other person or entity;
(k)acceleration, termination, material modification to or cancellation of any Material Contract to which the Corporation is a party or by which it is bound;
(l) any material capital expenditures;
(m)imposition of any Encumbrance upon any of the Corporation's properties, shares or assets, tangible or intangible;

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(n)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable law; (ii) change in the terms of employment for any employee or any termination of any employees; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(o) adoption, modification or termination of any:
(i)employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant;
(ii) Benefit Plan; or
(iii)collective agreement or other agreement with a union, in each case whether written or oral;
(p)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;
(q)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(r)adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings in which the Corporation would acquire the status of a bankrupt or insolvent person;
(s)purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(t)acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any person or entity;
(u)action by the Corporation to make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset or attribute of the Corporation; or
(v)any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 1.07Material Contracts
(a)Section 2.07(a) of the Disclosure Schedules lists each of the following contracts of the Corporation (such contracts being "Material Contracts"):
(i)each contract of the Corporation involving aggregate consideration in excess of $100,000 and that, in each case, cannot be cancelled by the Corporation without penalty or without more than 90 days' notice;

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(ii)all contracts that provide for the indemnification by the Corporation of any person or entity or the assumption of any tax, environmental or other Liability of any person or entity;
(iii)all contracts that relate to the acquisition or disposition of any business, a material number of shares, or amount of assets, of any other person or entity or any real property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);
(iv)all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which the Corporation is a party;
(v)all employment agreements and contracts with independent contractors or consultants (or similar arrangements) to which the Corporation is a party and that are not cancellable without material penalty or without more than 90 days' notice;
(vi)all contracts relating to indebtedness (including guarantees) of the Corporation;
(vii)all contracts that limit or purport to limit the ability of the Corporation to compete in any line of business or with any person or entity or in any geographic area or during any period of time;
(viii)any contracts to which the Corporation is a party that provide for any joint venture, partnership or similar arrangement by the Corporation;
(ix)all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the shares of the Corporation or restriction of the power of the directors of the Corporation to manage, or supervise the management of, the business and affairs of the Corporation;
(x)all contracts between or among the Corporation and Seller or any affiliate of Seller;
(xi)all collective agreements or contracts with any union to which the Corporation is a party; and
(xii)any other contract that is material to the Corporations.
(b)Each Material Contract is valid and binding on the Corporation in accordance with its terms and is in full force and effect. None of the Corporation or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract have been made available to Purchaser.

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Section 1.08Title to Assets
(a)The Corporation has a valid leasehold interest in all real property and good title to the personal property and other assets reflected in the Annual Financial Statements or acquired after the date of the Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Balance Sheet. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 2.08(a) of the Disclosure Schedules (collectively, the "Permitted Encumbrances");
(b)Section 2.08(b) of the Disclosure Schedules lists the civic address of each parcel of real property that is leased or subleased by the Corporation, the landlord under the lease, the rental amount currently being paid, the expiration of the term of such lease or sublease for each leased or subleased property and any renewals or extensions. Seller has delivered or made available to Purchaser true, complete and correct copies of any leases (including all renewals, extensions, amendments, modifications and supplements) affecting real property. The Corporation is not a sublessor or grantor under any sublease or other instrument granting to any other person or entity any right to the possession, lease, occupancy or enjoyment of any leased real property. The use and operation of the real property in the conduct of the Corporation's business do not violate in any material respect any law (including zoning and building by-laws, ordinances, regulations, covenants and official plans), covenant, condition, restriction, easement, licence, permit or agreement.
(c)The Corporation does not own legally or beneficially, and at no time has owned legally or beneficially, any real property.
Section 1.09Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Corporation are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 1.10Intellectual Property
(a)"Intellectual Property " means any, and all, the following in any jurisdiction throughout the world:
(i)trademarks, including all applications and registrations and the goodwill connected with the use and symbolized by the foregoing;
(ii)copyrights and industrial designs, including all applications and registrations relating to the foregoing;
(iii)trade secrets and confidential know-how;
(iv)patents and patent applications;
(v)websites and internet domain name registrations; and

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(vi)other intellectual property and related proprietary rights, interests and protections.
(b)Section 2.10(b) of the Disclosure Schedules lists all Intellectual Property that is owned by, or licensed to, the Corporation and material to the Corporation's business or operations (the "Corporate IP"). The Corporation owns or has adequate, valid and enforceable rights to use all Corporate IP, free and clear of all Encumbrances. The Corporation is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Corporate IP or restricting the licensing thereof to any person or entity. With respect to the registered Corporate IP listed in Section 2.10(b) of the Disclosure Schedules:
(i)all such Corporate IP is valid, subsisting and in full force and effect; and
(ii)the Corporation has paid all maintenance fees and made all filings required to maintain the Corporation's ownership thereof.
For all such registered Corporate IP, Section 2.10(b) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date.
(c)The Corporation's prior and current use of the Corporate IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to ownership, validity, enforceability, effectiveness or use of the Corporate IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Corporate IP, and neither the Corporation nor any affiliate of the Corporation has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.
Section 1.11Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Corporation consist of a quality and quantity usable and salable in the ordinary course of business.
Section 1.12Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof:
(a)constitute only valid, undisputed claims of the Corporation not subject to claims of set-off or other defenses or counter-claims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and
(b)are subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the date of the Balance Sheet, are collectible in full within 90 days after billing.
The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the date of the Balance Sheet, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments.

Section 1.13Customers and Suppliers
(a) Section 2.13(a) of the Disclosure Schedules sets forth:

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(i)each customer who has paid aggregate consideration to the Corporation for goods or services rendered in an amount greater than or equal to $100,000 in the most recent financial year (collectively, the "Material Customers"); and
(ii)the amount of consideration paid by each Material Customer during such period.
The Corporation has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Corporation.

(b) Section 2.13(b) of the Disclosure Schedules sets forth:
(i)each supplier to whom the Corporation has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent financial year (collectively, the "Material Suppliers"); and
(ii)the amount of purchases from each Material Supplier during such period.
The Corporation has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Corporation or to otherwise terminate or materially reduce its relationship with the Corporation.

Section 1.14Insurance. Section 2.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers' compensation, vehicle, fiduciary liability and other casualty and property insurance maintained by the Corporation and relating to the assets, business, operations and employees of the Corporation (collectively, the "Insurance Policies") and true and complete copies of each of the Insurance Policies have been made available to Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect following the Closing Date. The Corporation has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under any of the Insurance Policies. All premiums due on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Corporation. All such Insurance Policies:
(a) are valid and binding in accordance with their terms; and
(b) have not been subject to any lapse in coverage.
There are no claims related to the business of the Corporation pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Corporation is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable laws and contracts to which the Corporation is a party or by which it is bound.

Section 1.15Legal Proceedings; Governmental Orders

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(a)There is no claim, action, suit, proceeding or governmental investigation (each, an "Action") of any nature pending or, to Seller's Knowledge, threatened against or by:
(i)the Corporation affecting any of its properties or assets (or by or against Seller and relating to the Corporation); or
(ii)the Corporation or Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its properties or assets.
Section 1.16Compliance with Laws; Permits
(a)The Corporation has complied, and is now complying, with all federal, state, territorial and local laws applicable to it or its business, properties or assets.
(b)Section 2.16(b) of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from governmental authorities required by the Corporation to conduct its business (collectively, the "Permits"). The Permits are valid and in full force and effect. All fees and charges with respect to the Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.
Section 1.17Environmental Matters
(a)The Corporation is currently and has been in compliance with all environmental laws.
(b)There has been no release, spillage, leaking, emitting, discharging, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any hazardous product, waste, toxic substance, contaminant, pollutant or deleterious substance in contravention of environmental law with respect to the business or assets of the Corporation or any real property currently or formerly owned, operated, controlled or leased by the Corporation.
Section 1.18Benefit Plans
(a)Section 2.18(a) of the Disclosure Schedules contains a true and complete list of each employee benefit plan, agreement, program, policy, practice, material undertaking or arrangement (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Corporation, or any spouses, dependents or survivors of any employee or former employee of the Corporation, or under which the Corporation has or may have any liability including bonus, deferred compensation, incentive compensation, share purchase,

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share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan) and supplemental pension as listed in Section 2.18(a) of the Disclosure Schedules, each, a "Benefit Plan".
(b)With respect to each Benefit Plan, Seller has made available to Purchaser accurate, current and complete copies of each of the following:
(i)where the Benefit Plan has been reduced to writing, the plan document together with all amendments; and
(ii)where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms.
Section 1.19Employment Matters
(a)Section 2.19(a) of the Disclosure Schedules sets forth the list of employees, which indicates: (i) the titles of all employees together with the location of their employment; (ii) the date each employee was hired; (iii) which employees are subject to a written employment agreement with the Corporation; (iv) the annual wage of each employee at the date of such list, any bonuses paid to each employee since the end of the Corporation's last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other compensation to which each employee is entitled; (v) the vacation days to which each employee is entitled on the date of such list; and (vi) the employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition. As of the date hereof, all compensation, including wages, commissions, bonuses and vacation pay, payable to all employees, independent contractors or consultants of the Corporation for services performed on or before the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Corporation with respect to any compensation, commissions, bonuses or vacation pay.
(b)The Corporation is not currently, and has not been, a party to any collective agreement, letter of understanding, letter of intent or other written communication or contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (each, a "Union") which would cover any of the employees (each, a "Collective Agreement"); and (ii) no Union holds bargaining rights with respect to any of the employees including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.
(c)The Corporation is and has been in compliance with all applicable laws pertaining to employment and employment practices, including all laws relating to labour relations, unfair labour practices, employment discrimination, harassment, pay

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equity, retaliation, duty to accommodate, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workplace safety and insurance, leaves of absence, unemployment insurance and employment standards. All individuals characterized and treated by the Corporation as independent contractors or consultants are properly treated as independent contractors under all applicable laws. There are no Actions against the Corporation pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Corporation, including any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, pay equity, wages and hours or any other employment related matter arising under applicable laws.
Section 1.20Taxes. Except as set forth in Section 2.20 of the Disclosure Schedules:
(a)The Corporation has duly and timely filed all its tax returns with all appropriate taxing authorities. Each such tax return was true, correct and complete in all respects. All taxes due and payable by the Corporation for periods (or portions thereof) ending on or before the Closing Date (whether or not shown due on any tax returns and whether or not assessed or reassessed by the appropriate taxing authority) have been paid.
(b)The Corporation has duly and timely withheld or collected the proper amount of taxes that are required by law to be withheld or collected (including taxes and other amounts required to be withheld by it in respect of any person, including any employee, officer or director and has duly and timely remitted to the appropriate taxing authority such taxes and other amounts required to be remitted by the Corporation.
(c)No taxing authority of a jurisdiction in which the Corporation has not filed a tax return has made any claim that the Corporation is or may be subject to tax or required to file tax returns by such a taxing authority in such jurisdiction. There is no basis for a claim that the Corporation is subject to Tax in a jurisdiction in which the Corporation does not file tax returns.
(d)The Corporation has not waived any statute of limitation in respect of taxes or agreed to any extension of time within which: (i) to file any tax return covering any taxes for which the Corporation is or may be liable; (ii) the Corporation is required to pay or remit amounts on account of taxes; or (iii) any taxing authority may assess or collect taxes for which the Corporation may be liable.
(e)Adequate provision has been made in accordance with GAAP in the books and records of the Corporation for all taxes payable in respect of the Corporation's business or its assets.
(f) Section 2.20(f) of the Disclosure Schedules sets forth:
(i)the taxation years of the Corporation as to which the applicable limitation periods on the assessment and collection of taxes have not expired;
(ii)those years for which examinations by the federal, state and territorial taxing authorities have been completed; and

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(iii)those taxation years for which examinations by federal, state and territorial taxing authorities are presently being conducted.
(g)All deficiencies asserted, or assessments made, against the Corporation as a result of any examinations by any taxing authority have been fully paid.
(h)The Corporation has not received any notice from any taxing authority that it is taking steps to assess any additional taxes against the Corporation for any period for which tax returns have been filed and, to Seller's Knowledge, there are no actual or pending audit investigations or other Actions of or against the Corporation by any taxing authority relating to taxes. No taxing authority has given notice of any intention to assert any deficiency or claim for additional taxes against the Corporation.
(i)True copies of all tax returns prepared and filed by the Corporation during the past three years, together with any notices of assessment of the Corporation during the past three years, have been made available to Purchaser on or before the date of this Agreement.
(j)The Corporation is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement.
(k)No tax rulings have been requested or issued by any taxation authority with respect to the Corporation.
(l)The Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.
(m)No section of the Internal Revenue Code (United States), or any equivalent provision of the tax law of any state, territory or any other jurisdiction, has applied or will apply to the Corporation at any time up to and including the Closing Date in a manner that would give rise to incremental tax liabilities or reduction in tax attributes.
(n)The Corporation has not acquired property or services from, or disposed of property to, a non-arm's length person (within the meaning of the Internal Revenue Code (United States)) for consideration the value of which is less than the fair market value of the property or services, as the case may be.
Section 1.21Books and Records. The minute books, securities registers, shareholders' ledgers, register of transfers and share certificate books of the Corporation, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books.
Section 1.22Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Corporation.

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Section 1.23Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE III
Representations and Warranties of Purchaser
Purchaser represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this ARTICLE III, "Purchaser's Knowledge", "Knowledge of Purchaser" or any similar phrase shall mean the actual or constructive knowledge of any director or officer of Purchaser, after due inquiry.
Section 1.01Corporate Status; Authorization; Enforceability. Purchaser is a corporation incorporated and existing under the laws of Alberta and has not been discontinued or dissolved under such laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Purchaser has the corporate power and capacity to enter into this Agreement and the documents to be delivered hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.
Section 1.02No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not violate or conflict with:
(a)the articles of incorporation, by-laws, unanimous shareholder agreements or other organizational documents of Purchaser; or
(b)any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser.
No consent, approval, waiver or authorization is required to be obtained by Purchaser from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.
Section 1.03Legal Proceedings. There is no Action of any nature pending or, to Purchaser's Knowledge, threatened against or by Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 1.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

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ARTICLE IV
Covenants
Section 1.01Confidentiality. From and after the Closing, Seller shall hold, and shall use its reasonable best efforts to cause its directors and officers to hold, in confidence any, and all, information, whether written or oral, concerning the Corporation, except to the extent that Seller can show that such information is:
(a)generally available to and known by the public through no fault of Seller or its directors or officers; or
(b)lawfully acquired by Seller from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.
Section 1.02Books and Records
(a)To facilitate the resolution of any claims made against or incurred by Seller before the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Purchaser shall:
(i)retain the books and records (including personnel files) of the Corporation relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Corporation; and
(ii)upon reasonable notice, afford representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.
(b)To facilitate the resolution of any claims made by or against or incurred by Corporation after the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Seller shall:
(i)retain the books and records (including personnel files) of Seller which relate to the Corporation and its operations for periods before the Closing; and
(ii)upon reasonable notice, afford representatives of Purchaser or the Corporation reasonable access (including the right to make, at Purchaser's expense, photocopies), during normal business hours, to such books and records.
(c)Neither Purchaser nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) under this Section 4.02 where such access would violate any law.
Section 1.03Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
Section 1.04Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and

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give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.
Section 1.05Personal Information Privacy. "Personal Information" means any factual or subjective information, recorded or not, about an employee, independent contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Corporation who is a natural person or a natural person who is a shareholder of Seller, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Corporation. Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to Purchaser by Seller or the Corporation under this Agreement. Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Corporation and the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. Purchaser shall safeguard all Personal Information collected from Seller or the Corporation in a manner consistent with the degree of sensitivity of the Personal Information and maintain, at all times, the security and integrity of the Personal Information. Purchaser shall not make copies of the Personal Information or any excerpts thereof or in any way recreate the substance or contents of the Personal Information if the purchase is not completed for any reason and shall return all Personal Information to Seller or, at Seller's request, destroy such Personal Information at Seller's sole cost.
ARTICLE V
Indemnification
Section 1.01Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.
Section 1.02Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser, its affiliates and their respective shareholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including legal fees, disbursements and charges, arising from or relating to any:
(a)inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any document to be delivered hereunder; or
(b)breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller under this Agreement or any document to be delivered hereunder.
Section 1.03Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE V, Purchaser shall defend, indemnify and hold harmless Seller, its affiliates and their respective shareholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including legal fees, disbursements and charges, arising from or relating to any:
(a)inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any document to be delivered hereunder; or
(b)breach or non-fulfilment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement or any document to be delivered hereunder.

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Section 1.04Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnify hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defence of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defence of any such Action with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defence of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defence and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to damages resulting therefrom. The Indemnifying Party shall not settle an Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).
Section 1.05Right to Setoff. Notwithstanding anything in this Agreement to the contrary, the Purchaser may set off any amount to which it may be entitled under this Agreement against amounts otherwise payable under this Agreement. The exercise of such right of setoff by the Purchaser, whether ultimately determined to be justified, will not constitute an event of default under the this Agreement and will not constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it in connection with this Agreement.
Section 1.06Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.
Section 1.07Effect of Investigation. Purchaser's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller set out herein will not be affected by any investigation conducted by Purchaser, or any knowledge acquired by Purchaser at any time, with respect to the accuracy of, or compliance with, any such representation, warranty, covenant or agreement.
Section 1.08Cumulative Remedies. The rights and remedies provided in this ARTICLE V are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.
ARTICLE VI
Miscellaneous
Section 1.01Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid and borne by the party incurring such costs and expenses.
Section 1.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:
(a) when delivered by hand (with written confirmation of receipt);

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(b)when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);
(c)on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or
(d)on the third (3) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.
Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to SellerSeller:	[SELLER ADDRESS]
	Email:	bwu@ideanomics.com
	Attention:	Benjamin Wu, General Counsel
If to Purchaser:	[PURCHASER ADDRESS]
	Email:	jason.lucas@jpl.holdings
	Attention:	Jason Lucas, Director
with a copy (which shall not constitute notice) to:	[PURCHASER'S LAW FIRM]
	Email:	Robert.Hladun@hladun.com
	Attention:	Robert Hladun
Section 1.03Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 1.04Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section 1.05Entire Agreement. This Agreement and documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 1.06Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 1.07No Third-Party Beneficiaries. Except as provided in ARTICLE V, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.08Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 1.09Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of United States of America applicable therein.
Section 1.10Forum Selection. Any action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the province of Alberta, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of such courts in any such action or proceeding.
Section 1.11Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 1.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Ideanomics, Inc.
By_____________________ Name: Alfred Poor Title: Chief Executive Officer

J.P.L. Holdings Company LTD
By_____________________ Name: Title:

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EXHIBIT A
DEFINITIONS CROSS-REFERENCE TABLE
The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Action	Section 2.15(a)
Annual Financial Statements	Section 2.04
Agreement	Preamble
Balance Sheet	Section 3.06
Benefit Plan	Section 2.18(a)
Closing	Section 1.05
Closing Amount	Section 1.02
Closing Date	Section 1.05
Collective Agreement	Section 2.19(b)
Corporation	Recitals
Corporate IP	Section 2.10(b)
Encumbrance	Section 1.01
Financial Statements	Section 2.04
Indemnified Party	Section 5.04
Indemnifying Party	Section 5.04
Insurance Policies	Section 2.14
Interim Financial Statements	Section 2.04
Intellectual Property	Section 2.10(a)
Knowledge of Purchaser	ARTICLE III
Knowledge of Seller	ARTICLE II
Liabilities	Section 2.05
Material Contracts	Section 2.07(a)
Material Customers	Section 2.13(a)
Material Suppliers	Section 2.13(b)(i)
Permits	Section 2.16(b)
Permitted Encumbrance	Section 2.08(a)

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Personal Information	Section 4.05
Purchase Price	Section 1.02
Purchaser	Preamble
Purchaser's Knowledge	ARTICLE III
Shares	Recitals
Union	Section 2.19(b)
Seller	Preamble
Seller's Knowledge	ARTICLE II